Exhibit 99

                                                                              NATIONAL FUEL GAS
                                                                      CONSOLIDATED STATEMENTS OF INCOME
                                                                                 (UNAUDITED)

                                                                             Twelve Months Ended
                                                                                  March 31
                                                       ----------------------------------------------------------------

                                                                        2006                       2005
                                                                             (Thousands of Dollars)

INCOME
Operating Revenues                                                      $ 2,289,160              $ 1,900,504
                                                                 -------------------          ---------------

Operating Expenses
             Purchased Gas                                                1,266,734                  949,176
             Operation and Maintenance                                      426,206                  381,525
             Property, Franchise and Other Taxes                             69,425                   69,217
             Depreciation, Depletion and Amortization                       179,751                  174,880
                                                                 -------------------          ---------------
                                                                          1,942,116                1,574,798
                                                                 -------------------          ---------------

             Loss on Sale of Timber Properties                                    -                   (1,252)
                                                                 -------------------          ---------------

Operating Income                                                            347,044                  324,454

Other Income (Expense):
             Income from Unconsolidated Subsidiaries                          4,107                    1,948
             Impairment of Investment in Partnership                         (4,158)                       -
             Interest Income                                                  7,304                    3,061
             Other Income                                                     8,355                    5,663
             Interest Expense on Long-Term Debt                             (72,917)                 (75,884)
             Other Interest Expense                                          (7,955)                  (7,382)
                                                                 -------------------          ---------------
Income from Continuing Operations Before Income Taxes                       281,780                  251,860

             Income Tax - Expense                                           101,063                   96,397

Income from Continuing Operations                                           180,717                  155,463

Discontinued Operations
             Income (Expense) from Operations, Net of Tax                    (2,111)                   5,974
             Gain on Disposal, Net of Tax                                    25,774                        -
                                                                 -------------------          ---------------
                                                                             23,663                    5,974
                                                                 -------------------           --------------

Net Income Available for Common Stock                                  $    204,380              $   161,437
                                                                 ===================          ===============
Earnings Per Common Share:
     Basic
             Income from Continuing Operations                         $       2.15              $      1.88
             Income from Discontinued Operations                               0.28                     0.07
                                                                 -------------------         ----------------
             Net Income Available for Common Stock                     $       2.43              $      1.95
                                                                 ===================          ===============
     Diluted
             Income from Continuing Operations                         $       2.11              $      1.85
             Income from Discontinued Operations                               0.27                     0.07
                                                                 -------------------          ---------------
             Net Income Available for Common Stock                     $       2.38              $      1.92
                                                                 ===================          ===============

Weighted Average Common Shares Outstanding:
             Used in Basic Calculation                                   84,116,896               82,818,252
                                                                 ===================          ===============
             Used in Diluted Calculation                                 85,810,270               84,143,995
                                                                 ===================          ===============